FIFTH AMENDMENT TO MEDIA AND MARKETING SERVICES AGREEMENT

This FIFTH AMENDMENT TO MEDIA AND MARKETING SERVICES AGREEMENT (this “Fifth Amendment”) is made and entered into effective as of the 25th day of February, 2011, by and between CyberDefender Corporation, a Delaware corporation (“CyberDefender”), and GR Match, LLC, a Delaware limited liability company (“GRM”).  GRM and CyberDefender may each be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, GRM and CyberDefender Corporation, a California corporation (as predecessor in interest to CyberDefender), entered into that certain Media and Marketing Services Agreement, dated as of March 24, 2009, to be effective as of March 1, 2009, as amended by that certain First Amendment thereto, dated as of June 4, 2009, that certain Second Amendment thereto, dated as of October 26, 2009, that certain Third Amendment thereto, dated as of October 22, 2010, to be effective October 15, 2010, and that certain Fourth Amendment thereto, dated as of December 7, 2010, to be effective December 3, 2010  (collectively, the “Agreement”); and

WHEREAS, the Parties desire to further amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agrees as follows:

1.           Amendment to Section 2.2 of the Agreement.  Section 2.2 of the Agreement is hereby amended and restated in its entirety as follows:

2.2           Reimbursement of Media Costs.  GRM shall deliver to CyberDefender weekly or monthly invoices, at GRM's sole discretion, which set forth in reasonable detail (i) the amount of all actual out of-pocket Media Placement Costs incurred by GRM in connection with providing the GRM Services during such week or month, as the case may be (not to exceed the amount of the Media Placement Costs set forth in the applicable Monthly Media Budget without CyberDefender's prior written consent) and (ii) an amount equal to two and one half percent (2.5%) (the “Overhead Expense Reimbursement Percentage”) of such Media Placement Costs, which represents CyberDefender's allocable share of GRM's overhead expenses incurred in connection with providing the GRM Services (collectively, the “Reimbursement Amount”).  CyberDefender shall pay the applicable Reimbursement Amount to GRM not later than thirty (30) days after its receipt of the applicable invoice.

2.           Conflict; Full Force and Effect.  In the event of any conflict between this Fifth Amendment and the Agreement, this Fifth Amendment shall control.  The Parties acknowledge and agree that, except as expressly provided herein, the provisions of the Agreement shall remain unmodified and in full force and effect.

3.           Successors and Assigns.  This Fifth Amendment is and shall be binding upon each of the Parties and their respective successors and assigns.

4.           Recitals.  The recitals to this Fifth Amendment are hereby incorporated by reference herein.

5.           Governing Law.  This Fifth Amendment shall be governed by the laws of the State of California, without regard to its principles of conflict of laws.

6.           Entire Agreement.  This Fifth Amendment and the Agreement contain the complete understanding and agreement of the Parties relating to the subject matter hereof and thereof and supersede any prior understanding or agreement related thereto, whether written or oral.

7.           Counterparts.  This Fifth Amendment may be executed in multiple counterparts, each of which will be deemed an original, but together they will constitute one and the same instrument.

IN WITNESS WHEREOF, this Fifth Amendment has been duly executed by the Parties as of the date first above written.

GR Match, LLC,
a Delaware limited liability company

By:
Name:
Title:

CyberDefender Corporation,
a Delaware corporation

By:
Name: Gary Guseinov
Title: Chief Executive Officer